AMENDED AND RESTATED
CERTIFICATE OF INCORPORTION OF
eRXSYS, Inc.

eRXSYS, Inc., a corporation organized and existing under the laws of the State of Nevada (the “Corporation”), certifies that:

     A.     The name of the Corporation is eRXSYS, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of Nevada on October 22, 1999.

     B.     The Corporation filed a Certificate of Amendment, pursuant to Nevada Revised Statutes 78.385 and 78.390, with the Nevada Secretary of State on
             August 25, 2003 and October 8, 2004.

     C.     The text of the Certificate of Incorporation is amended and restated to read as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, eRXSYS, Inc., has caused this Amended and Restated Certificate Incorporation to be signed by David Parker, a duly authorized officer of the Corporation, on December 14, 2004.

                                                                                                                                             /s/ David Parker
                                                                                                                                            David Parker
                                                                                                                                            Chief Executive Officer and Director

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Articles of Incorporation

of

eRXSYS, Inc.

Article I

The name of the corporation is:                                     eRXSYS, Inc.

Article II

The Resident Agent of the Corporation is Val-U-Corp Services, Inc.
The address of the Resident Agent where process may be served is:

1802 N. Carson Street, Suite 212
Carson City, Nevada 89701

Article III

CAPITAL STOCK

Section 1.    Authorized Shares.    The aggregate number of shares which the Corporation shall have authority to issue is total shares, consisting of two classes to be designated, respectively, "Common Stock" and "Preferred Stock," with all of such shares having a par value of $.001 per share. The total number of shares of Common Stock that the Corporation shall have authority to issue is total common shares. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is total preferred shares. The Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, and relative, participating, optional and other rights, and the qualifications, limitations, or restrictions thereof, of the Preferred Stock shall hereinafter be prescribed by resolution of the board of directors pursuant to Section 3 of this Article III.

Section 2.    Common Stock.

(a)    Dividend Rate.    Subject to the rights of holders of any Preferred Stock having preference as to dividends and except as otherwise provided by these Articles of Incorporation, as amended from time to time (hereinafter, the "Articles") or the NRS, the holders of Common Stock shall be entitled to receive dividends when, as and if declared by the board of directors out of assets legally available therefor.

            (b)    Voting Rights.    Except as otherwise provided by the NRS, the holders of the issued and outstanding shares of Common Stock shall be entitled to one vote

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for each share of Common Stock. No holder of shares of Common Stock shall have the right to cumulate votes.

(c)    Liquidation Rights.    In the event of liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, subject to the prior rights of holders of Preferred Stock to share ratably in the Corporation's assets, the Common Stock and any shares of Preferred Stock which are not entitled to any preference in liquidation shall share equally and ratably in the Corporation's assets available for distribution after giving effect to any liquidation preference of any shares of Preferred Stock. A merger, conversion, exchange or consolidation of the Corporation with or into any other person or sale or transfer of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to stockholders) shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(d)    No Conversion, Redemption, or Preemptive Rights.    The holders of Common Stock shall not have any conversion, redemption, or preemptive rights.

(e)    Consideration for Shares.    The Common Stock authorized by this Article shall be issued for such consideration as shall be fixed, from time to time, by the board of directors.

Section 3.    Preferred Stock.

(a)    Designation.    The board of directors is hereby vested with the authority from time to time to provide by resolution for the issuance of shares of Preferred Stock in one or more series not exceeding the aggregate number of shares of Preferred Stock authorized by these Articles, and to prescribe with respect to each such series the voting powers, if any, designations, preferences, and relative, participating, optional, or other special rights, and the qualifications, limitations, or restrictions relating thereto, including, without limiting the generality of the foregoing: the voting rights relating to the shares of Preferred Stock of any series (which voting rights, if any, may be full or limited, may vary over time, and may be applicable generally or only upon any stated fact or event); the rate of dividends (which may be cumulative or noncumulative), the condition or time for payment of dividends and the preference or relation of such dividends to dividends payable on any other class or series of capital stock; the rights of holders of Preferred Stock of any series in the event of liquidation, dissolution, or winding up of the affairs of the Corporation; the rights, if any, of holders of Preferred Stock of any series to convert or exchange such shares of Preferred Stock of such series for shares of any other class or series of capital stock or for any other securities, property, or assets of the Corporation or any subsidiary (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or

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times during which the right to convert or exchange shall be applicable, and the time or times during which a particular price or rate shall be applicable); whether the shares of any series of Preferred Stock shall be subject to redemption by the Corporation and if subject to redemption, the times, prices, rates, adjustments and other terms and conditions of such redemption. The powers, designations, preferences, limitations, restrictions and relative rights may be made dependent upon any fact or event which may be ascertained outside the Articles or the resolution if the manner in which the fact or event may operate on such series is stated in the Articles or resolution. As used in this section "fact or event" includes, without limitation, the existence of a fact or occurrence of an event, including, without limitation, a determination or action by a person, government, governmental agency or political subdivision of a government. The board of directors is further authorized to increase or decrease (but not below the number of such shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. Unless the board of directors provides to the contrary in the resolution which fixes the characteristics of a series of Preferred Stock, neither the consent by series, or otherwise, of the holders of any outstanding Preferred Stock nor the consent of the holders of any outstanding Common Stock shall be required for the issuance of any new series of Preferred Stock regardless of whether the rights and preferences of the new series of Preferred Stock are senior or superior, in any way, to the outstanding series of Preferred Stock or the Common Stock.

(b)    Certificate.    Before the Corporation shall issue any shares of Preferred Stock of any series, a certificate of designation setting forth a copy of the resolution or resolutions of the board of directors, and establishing the voting powers, designations, preferences, the relative, participating, optional, or other rights, if any, and the qualifications, limitations, and restrictions, if any, relating to the shares of Preferred Stock of such series, and the number of shares of Preferred Stock of such series authorized by the board of directors to be issued shall be made and signed by an officer of the corporation and filed in the manner prescribed by the NRS.

Section 4.    Non-Assessment of Stock.    The capital stock of the Corporation, after the amount of the subscription price has been fully paid, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed, and the Articles shall not be amended in this particular. No stockholder of the Corporation is individually liable for the debts or liabilities of the Corporation.

Article IV

The governing board of the corporation shall be as Directors. The First Board of Directors shall consist of one (1) member whose name and address is listed as follows:

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           Daniel A. Kramer
1802 North Carson Street, Suite 212
Carson City, Nevada 89701

Article V

The purpose of the corporation shall be general business and any legal activity.

Article VI

The Incorporator’s name and address is listed as follows:

Daniel A. Kramer
1802 North Carson Street, Suite 212
Carson City, Nevada 89701

I, the undersigned, being the Incorporator hereinbefore named for the purpose of forming a corporation pursuant to General Corporation Law of the State of Nevada, do make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this October 22, 1999.

/s/ Daniel A. Kramer

Daniel A. Kramer
Incorporator

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